Exhibit 99.1

[ECB LOGO APPEARS HERE]	PRESS RELEASE

February 19, 2004

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS ANNUAL EARNINGS INCREASE FOR 2003

Strategic Investments in 2003 Laying the Foundation for Future Growth

ENGELHARD, NC – February 19, 2004 – ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB” or the “Company”) today announced its results for the year ended December 31, 2003.

2003 Financial Highlights

•	Net income for 2003 rose 11.97% year-over-year to $3,906,000, or $1.91 per diluted share, generating an annualized ROAA of 0.95% and an annualized ROAE of 12.97%.

•	Earnings per share (diluted) increased 13.00% to $1.91 for 2003 from $1.69 for 2002.

•	Net interest income for 2003 rose 8.43% to $15,219,000 from $14,036,000 from a year ago.

•	Consolidated assets increased 12.60% to $434,964,000 at December 31, 2003 from $386,305,000 at December 31, 2002.

•	Loans increased 23.56% to $281,581,000 at December 31, 2003 from $227,883,000 at December 31, 2002.

•	Deposits increased 17.15% to $352,934,000 at December 31, 2003 from $301,261,000 at year-end December 31, 2002.

•	Non-interest income for 2003 rose 22.21% to $5,464,000 from $4,471,000 a year ago.

2003 Strategic Plan Highlights

•	Strategic investments in 2003 to lay the foundation for future growth:

•	New loan production offices opened in Morehead City and Wilmington in January, 2003.

•	New full-service branch opened in Williamston in May, 2003.

•	Also opened new 10,000 square foot Operations and Credit Administration Center in Engelhard in May.

•	Broke ground in November, 2003 for a new full-service branch in Wilmington, which will open in the summer of 2004 and replace the existing loan production office.

•	Approved plans for and started construction on a new 12,300 square foot Corporate Headquarters and branch in Engelhard, to replace outmoded facility.

•	New Morehead City full-service branch opened in January, 2004, replacing the existing loan production office.

•	Increased dividend by 25% to $0.50 on an annualized basis.

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ECB Bancorp, Inc.

February 19, 2004

Page Two

Arthur H. Keeney, III, President and Chief Executive Officer, stated: “We are pleased to report that ECB completed another fine year. Our performance in 2003 underscores the continued successful implementation of our core strategies: grow the loan portfolio while maintaining high asset quality, grow core deposits, increase non-interest income, control expenses, and make strategic investments in new communities which will result in increased shareholder value.

“Our solid performance is reflected in the consistent incremental growth we have achieved over the past four years. During this time, we saw net income increase by 62.5% to $3.9 million in 2003 from $2.4 million in 2000, growth in assets of 62.1% to $435.0 million in 2003 from $268.3 million in 2000, a consistent annualized ROAA averaging 0.98%, and an increase in annualized ROAE to 12.97% in 2003 from 10.41% in 2000.

“Demand remained strong for our loan products. We saw an increase in our loan portfolio of 23.56% to $281,581,000 at December 31, 2003 compared to December 31, 2002. As we continued to increase our loan portfolio, we adhered to the Bank’s strict underwriting standards and have continued to build a solid balance sheet that meets high standards for capital adequacy, return on assets and liquidity. We ended the year with a loan-loss reserve ratio of 1.26, which is above our peer group. We believe we are well capitalized, well reserved, and well protected against rising interest rates.

“We continued to attract deposits, which increased 17.15% to $352,934,000, at December 31, 2003 compared to December 31, 2002. This increase in deposits, combined with our strong capital position, allowed us to increase our consolidated assets 12.60% to $434,964,000, while maintaining strong asset quality.

“During 2003, the net interest margin remained under pressure due to the challenging interest-rate environment, as rates declined to their lowest level in over forty years. We have been able to offset the effect of reduced loan yields by the continued growth in our loan portfolio, and increases in fee-based, non-interest income.

“We are pleased to report that non-interest income for 2003 increased 22.21% to $5,464,000 over 2002. As the community bank for eastern North Carolina, we believe that the strength of ECB’s approach lies in our ability to bring the personal touch of ECB’s community banking to our customers and communities by offering products and services that meet their banking needs, including fee-based products and services, and a wide variety of mortgage options, insurance and investment products.

“ECB continued to make strategic investments in its future growth in 2003. Our newest full-service branch in Williamston, which opened in May 2003, is now fully staffed in comparison to the small loan production office that it replaced. On January 26, 2004, we opened a new full-service branch in Morehead City, replacing the existing loan production office. Additionally, we broke ground on the construction of a new full-service branch in Wilmington, which will open in the summer of 2004 and replace the existing loan production office. In May 2003, we opened our new 10,000 square foot Operations and Credit Administration Center in Engelhard.

“In keeping with our commitment to the Engelhard community, our Board of Directors made the decision to construct a new corporate headquarters and branch, replacing the old outmoded facility. As a result of this investment in our future and that of the Engelhard community, our results for 2003 include the write-off of the old facility’s $130,000 book value, representing a re-estimation of its remaining useful life. The old Engelhard facility will be demolished in 2004 upon completion of the new corporate headquarters and branch. Because of this write-off, additional expenses associated with new staff and branches, and continued margin pressure, net income for our fourth quarter ended December 31, 2003 was $849,000 or $.42 per diluted share, a decrease of $196,000 or 18.76% over the same quarter last year. Net income for the quarter ended December 31, 2002 was $1,045,000 or $.51 per diluted share.

“Despite the devastation left in the wake of Hurricane Isabel in September, we continued to provide banking services to our customers throughout North Carolina’s Outer Banks and in other communities affected by the storm, once again living up to our heritage of being “The Bank That Didn’t Close” during the Great Depression – the result of our advance planning for crisis situations such as this storm. Certain branches suffered modest water damage, which was covered by insurance. Although the inevitable business slowdown in the wake of the storm is reflected in our 2003 fourth quarter results, we are pleased to report that the small businesses in our communities are actively rebuilding damaged properties and look to be well positioned to take full advantage of the 2004 tourist season.

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ECB Bancorp, Inc.

February 19, 2004

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“Our continued strong capital position enabled us to increase our asset size and focus on shareholder value initiatives. During 2003, we increased our dividend by 25% to an indicated yearly rate of $0.50 per common share.

“Going forward, we will continue to focus on organic growth, as we deepen our relationships with the local businesses and consumers in the communities that we serve. By taking an active role in our communities, financing small businesses and delivering, in a personalized manner, an array of up-to-date financial products, we expect to continue to attract more customers to The East Carolina Bank in the years to come. We will continue to look for opportunities to establish new locations, particularly in communities that have not yet experienced our style of personalized community banking. Importantly, we remain committed to building value for our shareholders.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including a new full-service branch office in Morehead City and a loan production office in Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Factors that could influence the accuracy of such forward-looking statement include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, and general economic conditions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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